Exhibit 10.17
DEFERRED EQUITY
INCENTIVE AGREEMENT
          THIS AGREEMENT is entered into on June 5, 2006, but is effective as of January 1, 2006 (the “Effective Date”), between HYPERTENSION DIAGNOSTICS, INC., a Minnesota corporation (“Employer”); and MARK N. SCHWARTZ, a resident of the State of California (“Executive”).
INTRODUCTION
          A. Purpose of Agreement. Executive is the Chief Executive Officer of Employer. Employer desires to promote its long term growth and success by motivating and retaining Executive in its employment; and to promote a greater identity of interest between Executive and its shareholders, by providing him with certain additional benefits described below. Executive desires to obtain additional security for himself and his family.
          B. Deferred Equity Incentive. In consideration of the valuable services performed by Executive in the past, and those to be performed by Executive hereafter, Employer desires to provide Executive with an additional share in the value of Employer, in some ways similar to ownership of its voting common stock. To accomplish this purpose, Employer intends to award to Executive certain equity incentive compensation units (“Units”) that would: (1) have a current value related to the net value of the voting common stock of Employer; (2) increase or decrease with any future changes in the value of that stock and (3) be payable in cash only upon certain events as described below.
          C. Code Section 409A. This Plan is subject to Section 409A of the Code (as defined in Section 2); and may be required to be amended to comply with Code Section 409A when proposed regulations under Code Section 409A are issued.
AGREEMENT
          NOW, THEREFORE, the parties hereby agree as follows:
          1. Employment. Employer shall continue to employ Executive; and Executive shall continue his current employment with Employer on an “at-will” basis, subject to the terms and conditions of any other written agreement between them with respect to his employment. This Agreement is not intended to change any such other agreement or any of Executive’s compensation or benefits not expressly described in this Agreement.
          2. General Definitions. The following terms, and others defined in this Agreement, shall apply for all purposes of this Agreement:
     (a) “Account” means Executive’s Unit Account, his Distribution Account, or either or both of them, as the context requires.
     (b) “Board” shall mean the Board of Directors of Employer; or any committee of the Board authorized to determine Employee’s compensation from Employer.

     (c) “Cause” means: (i) Executive’s conviction of a felony or other crime involving moral turpitude; (ii) Executive’s act or acts of personal dishonesty or willful misconduct adversely affecting the Employer or any of its customers or employees; or (iii) Executive’s material neglect of the Employer’s business, unless such neglect is caused by Executive’s physical or mental disability; provided, however, that the term “Cause” shall not include ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if Executive has exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to his position with the Employer.
     (d) “Code” means the Internal Revenue Code of 1986, as amended.
     (e) “Change in Control” shall have the meaning set forth in Section 6(d).
     (f) “Deferred Incentive Benefit” means the net sum (not less than zero) of the amounts standing in Executive’s Account or Accounts. Any Deferred Incentive Benefit due Executive or his beneficiaries shall be payable as deferred compensation for services rendered by Executive before such payment. The Deferred Incentive Benefit shall not be deemed to be Employer Stock or any other equity interest in Employer; and shall not entitle Executive to any of the rights of a shareholder in Employer.
     (g) “Distribution Account” means a deferred compensation account established and maintained solely for accounting purposes by Employer as the record of the net sum (not less than zero) transferred by Employer from Executive’s Unit Account for distribution to Executive pursuant to Section 7, plus interest credited on the remaining balance of that sum pursuant to Section 7, less payments from the Distribution Account to Executive. Whenever the balance of the Distribution Account is deposited into the Distribution Trust, the Distribution Account shall continue to be maintained.
     (h) “Distribution Date” shall mean the applicable date determined under Section 7 (or elected by Executive under Section 9) and following the Distribution Event, as of which payment of the Deferred Incentive Benefit will commence in the manner specified in Section 7 (or elected by Executive under Section 9) for that Distribution Event.
     (i) “Distribution Event” shall mean the earliest of the following events:
     (i) Executive’s Termination of Employment,
     (ii) Executive’s death while employed by the Employer Group,
     (iii) the closing of a Change in Control, or
     (iv) Executive remains employed by the Employer Group through December 31, 2011.
     (j) “Distribution Trust” shall mean the trust fund established pursuant to Section 8 for the benefit of Executive and the other general creditors of Employer.

     (k) “Effective Date” means January 1, 2006.
     (l) “Employer Group” shall mean, collectively, Employer and all other business entities that are directly or indirectly owned by Employer or related to Employer through any form of common ownership.
     (m) “Fair Market Value” of a share of Employer Stock on a specified Valuation Date shall be, unless otherwise expressly provided in this Agreement, that amount which the Board determines in good faith to be 100% of the fair market value of such a share as of that Valuation Date; provided, however, that, if such shares are listed on a U.S. securities exchange, quoted on the Nasdaq National Market or Nasdaq Capital Market, or reported on another nationally-recognized trading system (including without limitation on the Over-the-Counter Bulletin Board), then Fair Market Value shall be determined by reference to the average of the closing prices of a share of Employer Stock, as so quoted or reported during the last 10 trading days preceding that Valuation Date. If the Board determines Fair Market Value in the absence of any such trading price, it may do so with or without the assistance of an expert appraiser; and such determination shall be final, conclusive and binding on all parties for purposes of this Agreement.
     (n) “Employer Stock” means voting common stock of Employer.
     (o) “Grant Date” shall mean each date as of which any Units are credited to Executive’s Unit Account under Section 3.
     (p) “Sale Transaction” shall mean a Change in Control consisting of a change in the ownership of Employer or substantially all of its assets, as those transactions are described in the definition of Change in Control hereunder.
     (q) “ Termination of Employment” means Executive’s separation from service with the Employer Group for any reason, voluntary or involuntary, other than his death; provided, however, that:
     (i) Executive’s employment shall be treated as continuing while he is on military leave, sick leave or other bona fide leave of absence, if the period of such leave does not exceed six months or, if longer, any period during which Executive’s right to return to active service with the Employer Group is provided either by statute or by contract. If any such leave exceeds six months and Executive has no statutory or contract right to return to active service, he will be deemed to have separated from service on the day after such six-month period. The employment of Executive shall also be deemed to be terminated during the approved period of any leave of absence granted to Executive by the Employer, if Executive or the Employer notifies the other of a Termination of Employment before the end of that period.
     (ii) Executive’s employment shall be treated as continuing while he continues to provide services in any capacity other than as an employee, at an annual rate at least 50% of the annual rate of services rendered, on average, during the immediately preceding three full calendar years of employment (or any lesser period of employment); and the annual compensation for such continuing services is at least 50% of the annual compensation earned during such preceding period. The annual rate of providing services shall be based on the measurement used to determine Executive’s base compensation, such as time to earn salary, hourly pay or payments for specific projects.

     (iii) Executive shall be treated as separated from service with the Employer Group if any agreement or arrangement for continuing services indicates that the parties do not intend that Executive provide more than insignificant services. Executive shall not be treated as separated from service if Executive continues to provide services as an employee, at an annual rate at least 20% of the annual rate of services rendered (measured in the manner provided by the preceding paragraph), on average, during the immediately preceding three full calendar years of employment (or any lesser period of employment); and the annual compensation for such continuing services is at least 20% of the annual compensation earned during such preceding period.
     (r) “Unit” means a unit of deferred incentive compensation credited by Employer to Executive’s Unit Account under Section 3; and measured by the value of a share of Employer Stock, as determined under Section 4, as of any date on which the Unit remains in Executive’s Unit Account.
     (s) “Unit Account” means a deferred compensation account established and maintained solely for accounting purposes by Employer as the record of the number and value of Units credited to Executive by Employer and valued under Section 4, less any amounts transferred to a Distribution Account pursuant to Section 7 upon the occurrence of a Distribution Event.
     (t) “Valuation Date,” with respect to the valuation of Units, shall mean (i) each Grant Date, (ii) the last day of each calendar year ending after the Effective Date and before the Distribution Event, and (iii) the date of the Distribution Event.
          3. Grant of Units and Creation of Unit Account.
     (a) Grant of Units for 2006. As of the last day of each month of 2006 on which Executive remains an employee of any member of the Employer Group (a “Grant Date”), Employer shall grant to Executive One Hundred Seventy-five Thousand (175,000) Units, which shall be credited to his Unit Account.
     (b) Process for Any Future Unit Grants. The Board may, in its sole discretion, determine whether and how many additional Units will be granted to Executive under this Agreement for any calendar year after 2006. If any additional Units will be granted hereunder to Executive for a calendar year: (i) Employer shall provide Executive with written notice of such grant, any conditions that must be satisfied by Executive before such grant or any portion thereof would become earned and vested, and the Grant Date or Grant Dates on which such additional Units would be credited to Executive’s Unit Account; and (ii) any such additional Units shall be subject to all of the other terms and conditions of this Agreement, including, without limitation, any Distribution Date or payment method elections that may previously or subsequently be made by Executive under Section 9.
     (c) Unit Account. The Unit Account maintained by Employer for Executive shall be the record of Units granted to him by Employer under this Agreement, but shall be created solely for accounting purposes and shall not require a segregation of any Employer assets, nor the creation of any trust.

     (d) Adjustment of Units for Corporate Transactions. In the event of any change in the outstanding shares of Employer Stock by reason of an issuance of additional shares without fair consideration or a recapitalization, reclassification, reorganization, stock split, reverse stock split, combination of shares, stock dividend or similar transaction, the Board shall proportionately adjust, in an equitable manner, the total number of Units issued by Employer and still held by Executive under this Agreement. The foregoing adjustment shall be made in a manner that will cause the economic relationship between (i) the value of a share of Employer Stock (as determined under Section 4), and (ii) the value of each Unit determined with respect to a share of Employer Stock, to remain unchanged as a result of the applicable transaction.
     (e) Unit Account Statements. Employer shall provide to Executive, not less frequently than annually, a written statement reflecting the number of Units and the dollar amount credited to Executive’s Unit Account as of the latest Valuation Date.
          4. Valuation of Units. As of each Valuation Date, the value of each Unit in Executive’s Unit Account shall be equal to the estimated value of one share of Employer Stock, determined as follows:
     (a) Fair Market Value. If the Valuation Date is not the closing date of a Sale Transaction, such value shall be the Fair Market Value of a share of Employer Stock.
     (b) Sale Transaction. If the Valuation Date is the closing date of a Sale Transaction, such value shall be the Net Proceeds of the Sale Transaction, divided by the number of shares of Employer Stock affected by the Sale Transaction. For this purpose, “Net Proceeds” means the total amount realized by shareholders of Employer, net of selling expenses, in cash, securities and/or other property in connection with a Sale Transaction. If a Sale Transaction results from the sale or exchange of all of the Employer Stock or substantially all assets of Employer, the gross dollar amount of such Net Proceeds shall be based on the total amount realized (net of selling expenses) in cash, securities and other property (at fair market value) to be received by shareholders of Employer for all of their             shares of Stock either (i) sold or exchanged in the Sale Transaction, or (ii) to be canceled upon dissolution of Employer following the Sale Transaction. If a Sale Transaction results from a sale or exchange of less than all of the Employer Stock, the gross dollar amount of such Net Proceeds shall be based on the value of all of the Employer Stock, whether or not sold or exchanged, as indicated by the value of the consideration received for the Employer Stock actually sold or exchanged. For purposes of this Agreement, the Board, in its sole discretion, shall determine the fair market value of any property (other than cash) to be received by shareholders of Employer in connection with a Sale Transaction.
          5. Crediting of Units with Dividend Equivalents. If Units exist in Executive’s Stock Unit Account on a dividend record date for Employer Stock, the Stock Unit Account shall be credited, on the dividend payment date related to such dividend record date, with an additional number of Units equal to (a) the cash dividend paid on one share of Employer Stock, multiplied by (b) the number of Units in the Stock Unit Account as of the dividend record date, divided by (c) the Fair Market Value of one share of Employer Stock as of the dividend payment date.

          6. Definitions Relating to a Change in Control. For purposes of this Section 6, the following terms shall have the meanings set forth below, which shall be interpreted by reference to the regulations issued under Code Section 409A, unless the context clearly requires otherwise:
     (a) “Acquiring Group” shall mean “persons acting as a group,” as that phrase is defined in the regulations issued under Code Section 409A, which does not include persons who happen to purchase equity interests of the same entity at the same time, such as in an offering of equity interests to the public.
     (b) “Beneficial Ownership” of an equity interest by a person or Persons Acting as a Group shall mean their direct ownership, their indirect ownership of such an interest subject to a vested purchase option, and any other ownership of such an interest attributed to them under Code Section 318(a); provided, however, that a vested purchase option to purchase an equity interest that would not be substantially vested, as defined in Section 1.83-3(b) and (j) of the regulations issued under Code Section 83, and would not be considered part of the beneficial ownership, as defined herein.
     (c) “Board” shall mean the Board of Directors of an Employer or any Employer Parent, as applicable.
     (d) “Change in Control” shall mean that any of the following has occurred after the date of this Agreement with respect to any Employer or any Employer Parent:
     (i) any person or Acquiring Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or Acquiring Group) Beneficial Ownership of capital stock of an Employer or any Employer Parent that constitutes more than 35% or more of the total fair market value and total voting power of the equity interests in such Employer or Employer Parent;
     (ii) any person or Acquiring Group acquires Beneficial Ownership of equity interests in the Employer or the Employer Parent that, together with any such equity interests held by such person or Acquiring Group, (A) constitute more than 50% of the total fair market value and total voting power of the equity interests in such Employer or Employer Parent and (B) remain outstanding after such acquisition; provided, however, that if any person or group has already acquired Beneficial Ownership of more than 35% of the total fair market value and total voting power of such equity interests under clause (i) above, the acquisition of additional equity interests by them shall not constitute a “Change in Control;”
     (iii) the occurrence, within any twelve (12) month period, of a change in the members of the Board of an Employer or Employer Parent that in either case has no Employer Parent, with the result that the Incumbent Members no longer constitute a majority of the Board members; or
     (iv) any person or Acquiring Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or Acquiring Group) assets from the Employer or the Employer Parent that have a total fair market value equal to 40% or more of the total gross fair market value of all of the assets of such Employer or Employer Parent immediately before such acquisition or acquisitions, unless such assets are transferred in a Related Party Transfer. For this purpose, gross fair market value of assets means their value without regard to any liabilities associated with such assets.

     (e) “Employer” shall mean, for purposes of this Section 6, Employee’s original employer under this Agreement, any other employer for whom Employee is performing services under this Agreement at the time of a Change in Control, or any other entity that is liable for payment of benefits to Employee under this Agreement in the event of a Change in Control.
     (f) “Employer Parent” shall mean the Majority Owner of an Employer, or any entity in a chain of entities in which each entity is a Majority Owner of another entity in the chain, ending in an Employer.
     (g) “Incumbent Members,” with respect to any period, shall mean the members of the Board on the date immediately preceding the commencement of such period; provided, however, that any person becoming a member of the Board during such period whose election or nomination for election was supported by a majority of the Board members who, on the date of such election or nomination for election, comprised the Incumbent Members shall be considered one of the Incumbent Members with respect to such period.
     (h) “Majority Owner” shall mean any entity (other than any individual or individuals) that owns more than 50% of the total fair market value and total voting power of the equity interests in another entity.
     (i) “Related Party Transfer” shall mean any transfer by an Employer or an Employer Parent that is made to a “related party” described in Section 1.409A-3(g)(5)(vii)(B) (or any successor section defining such term) of the regulations issued under Code Section 409A.
          7. Payment of Deferred Incentive Benefit.
     (a) Transfers to Distribution Account and Distribution Trust. Upon the occurrence of the Distribution Event: (i) the Unit Account shall be valued pursuant to Section 4 as of the Valuation Date related to the Distribution Event; (ii) the resulting Unit Account value shall be transferred as of that Valuation Date from Executive’s Unit Account to a Distribution Account established by Employer for Executive under this Section 7; and (iii) Employer shall deposit, into a trust established by Employer for Executive pursuant to Section 8, an amount of cash equal to at least the balance of the Distribution Account (including any interest accrued under the following paragraph).
     (b) Interest. Beginning as of the date of the Distribution Event, interest shall be accrued on the remaining balance of the Distribution Account, at a rate equal to the applicable Federal rate in effect under Code section 1274(d) then in effect, but not to exceed eight percent (8%) per year, compounded (if needed), and credited to the Distribution Account at the end of each month following the Distribution Event.
     (c) Commencement and Form of Payment. Employer (or the trustee of the Distribution Trust) shall commence payment to Executive of the balance of the Distribution Account as of the applicable Distribution Date specified or elected below; and in the form of a cash lump sum or monthly cash installments, as specified in the following subsection (d) or elected by Executive as permitted under Section 9.

     (d) Normal Distribution Dates and Forms of Payment. Unless payments of the Deferred Incentive Benefit must be delayed for six months after a Termination of Employment pursuant to subsection (e) of this Section 7, or Executive has elected (pursuant to Section 9) a later Distribution Date or different form of payment to follow the applicable Distribution Event, the Distribution Date and the form of payment shall be those set forth below for the applicable Distribution Event:
     (i) If the Distribution Event is a Change in Control that is a Sale Transaction, distribution shall be made on the closing date of the Sale Event, in the form of a cash lump sum.
     (ii) If the Distribution Event is a Change in Control (other than a Sale Transaction) or an involuntary Termination of Employment without Cause, distribution shall commence as of the first day of the month beginning after the Distribution Event, in the form of 12 equal monthly installments, plus monthly payments of interest accrued during the previous month.
     (iii) If the Distribution Event is a voluntary Termination of Employment, distribution shall commence as of the first day of the month beginning after the Distribution Event, in the form of 24 equal monthly installments, plus monthly payments of interest accrued during the previous month.
     (iv) If the Distribution Event is an involuntary Termination of Employment for Cause, distribution shall commence as of the first day of the month beginning after the Distribution Event, in the form of 48 equal monthly installments, plus monthly payments of interest accrued during the previous month.
     (e) Six Month Payment Delay if Executive is a Specified Employee. Notwithstanding any contrary provisions of this Agreement, if Executive is treated as a Specified Employee (as described in the following paragraph), as of the date of his Termination of Employment, no portion of the Deferred Incentive Benefit may be paid to Executive by Employer or the trustee of the Distribution Trust before a date that is at least six months after the date of his Termination of Employment (or, if earlier, the date of his death). If any payments of the Deferred Incentive Benefit is otherwise scheduled to be made before the end of such period, those benefit payments will be made (with accrued interest) immediately after the end of such six-month period. This paragraph shall not apply to a Distribution Event that is a Change in Control or Executive’s death.
     “Specified Employee” means an individual who is a “key employee,” as defined in Code Section 416(i) (without regard to subsection (5) of that section), of the Employer Group and meets the requirements of subsection (i), (ii) or (iii) of Code Section 416 (applied under applicable Treasury Regulations and disregarding subsection (i)(5) of that section) at any time during the 12-month period ending on December 31, 2005, or any later December 31st. If Executive is identified as such a “key employee” during any such 12-month period, he shall be treated as a Specified Employee under this paragraph for the 12-month period beginning on the next April 1st; provided, however, that Executive shall not be treated as a Specified Employee if no stock of Employer is publicly traded on an established securities market as of the date of his Termination of Employment.

     (f) No Acceleration of Payments. Except as specifically permitted or required under this Agreement or the Distribution Trust, neither Employer (or the Board) nor Executive (or any of his beneficiaries) shall have the right to have any portion of the Deferred Incentive Benefit paid before the time it is otherwise scheduled or required to be made under this Agreement.
     (g) Employer’s Rights. Employer shall have the right to deduct, from all amounts payable to Executive under this Agreement, any debts owed to the Employer by Executive and, except as otherwise provided in Section 15, any taxes required by law to be withheld with respect to such payments.
          8. Distribution Trust. Within 10 days after Employer receives notice of Executive’s death or any voluntary Termination of Employment by Executive or, if applicable, no later than the day before the closing date of a Change in Control or the day before the effective date of any involuntary Termination of Employment by Employer, Employer shall establish a trust (the “Distribution Trust”) for the benefit of Executive; and contribute thereto an amount of cash sufficient to pay the Deferred Incentive Benefit, but the assets of any such trust shall remain subject to the claims of Employer’s general creditors, and neither Executive nor any of his beneficiaries shall have any right to any of such assets, except in their capacity as unsecured general creditors of Employer. The Distribution Trust shall be established according to the terms and conditions (including the identity of the trustee) of the trust agreement attached hereto as Exhibit A, executed by Employer and the initial trustee and hereby made a part hereof.
          If, at any time after such deposit, the fair market value of the assets of the Distribution Trust is less than the remaining balance of the Distribution Account, Employer shall also deposit into the Distribution Trust sufficient assets to eliminate such deficit; provided, however, that except as provided in the following sentence, no Employer deposit into the Distribution Trust shall reduce Employer’s obligation to pay the Deferred Incentive Benefit. To the extent that any portion of the Deferred Incentive Benefit is paid to Executive or any of his beneficiaries by the trustee of the Distribution Trust, the Distribution Account shall be reduced by the amount of such payment and Employer’s obligation to pay that portion of Deferred Incentive Benefit shall be discharged to the extent of the trustee’s payment.
          9. Permitted Elections of Delayed Payments and Alternative Forms of Payment. At a time and in a manner permitted under this Section 9, Executive may make the following elections to delay any Distribution Date to a date later than those specified in Section 7, or elect a form of payment different from those specified in Section 7:
     (a) Initial Elections. When this Agreement is executed by Executive and Employer, Executive may make the following elections:
     (i) Later Distribution Dates. Executive may elect, with respect to any type of Distribution Event, to have payment of the Deferred Incentive Benefit delayed until a later Distribution Date for that event, which may be the first day of either (i) any month elected in a future year before the year 2013, or (ii) the month following an elected number of months (not greater than 120), in either case after the applicable Distribution Date specified in Section 7, but not later than the first day of the month following Executive’s 65th birthday.

     (ii) Alternative Forms of Payment. Executive may elect, with respect to any type of Distribution Event, to receive payment of the Deferred Incentive Benefit in either:
     (A) monthly installments beginning on the applicable Distribution Date and payable during any period that does not exceed 120 months; or
     (B) a cash lump sum payable on any applicable Distribution Date; provided, however, that, if the Distribution Event is an involuntary Termination of Employment for Cause, the lump sum payment shall not be made before the date otherwise scheduled under Section 7 for the 48th monthly installment.
     (iii) Procedure and Time for Initial Elections. Executive’s initial elections of a delayed Distribution Date and/or alternative payment form under this subsection (a) must be delivered to the Board in writing (on a form provided by Employer and signed by Executive) no later than the date this Agreement is executed by Employer and Executive; and may not be changed thereafter except to the limited extent permitted under the following provisions of this Section 9.
     (b) Later Elections to Change Time and Form Payment.
     (i) Special Elections Made in 2006. As long as Executive has not received, and is not scheduled to receive, any Deferred Incentive Benefit payment before 2007, he may make a new election or elections under subsection (a) above at any time during 2006; provided, however, that any such election shall apply only to amounts that would not otherwise be payable in 2006, and shall not cause an amount to be paid in 2006 that would not otherwise be payable in that year.
     (ii) Elections After 2006 to Delay Time of Payment and Change Form. In addition, if Executive has not commenced receiving any payments from his Distribution Account, and he has not attained age 59, he may elect at any time after 2006, with respect to any type of Distribution Event, to delay any Distribution Date already scheduled for that type of Distribution Event under the preceding provisions of this Section 9, to any later date that is (A) permitted under subsection (a)(i) above, and (B) except in the case of a payment to be made after a Distribution Event that is Executive’s death, is at least five years after the previously scheduled Distribution Date for that type of Distribution Event; and if Executive does so, he may also elect to change the form of payment of that type of type of Distribution Event to any form permitted under subsection (a)(ii) above; provided, however, that no election under this paragraph (ii) shall be effective until 12 months after the Board receives the written election and, if any portion of the Deferred Incentive Benefit becomes payable within such 12-month period at a time previously scheduled Section under this Agreement, such election shall not have any effect, and the Deferred Incentive Benefit shall be payable at such previously scheduled time, in the manner previously required or elected under this Agreement.

     (iii) Procedure for Subsequent Elections. Any election made by Executive under this subsection (b) shall be made in writing (on a form provided by Employer and signed by Executive) and delivered to the Board.
          10. Survivor Benefits. In the event of Executive’s death, the following benefits shall be payable to his beneficiary or beneficiaries designated under subsection paragraph (e) below (the “beneficiary”):
     (a) Before Any Other Distribution Event. If Executive dies before any other Distribution Event, Employer shall pay to his beneficiary the Deferred Incentive Benefit amount that would have been payable to Executive if his Termination of Employment had occurred on the date of his death, at the time and according to the payment method specified in Section 7 (or elected under Section 9) for a Distribution Event that is Executive’s death.
     (b) After Another Distribution Event. If Executive dies after another Distribution Event, but before Executive has received all of the Deferred Incentive Benefit amounts due him, Employer shall pay the remaining amounts of Executive’s Deferred Incentive Benefit to his beneficiary, at the time and according to the payment method specified in Section 7 (or elected under Section 9) for the Distribution Event that already occurred.
     (c) Death of Beneficiary. In the event a beneficiary becomes entitled to benefits under this Section 10 and the beneficiary dies after the death of Executive, but before the beneficiary receives all of the payments due the beneficiary under this Section 10, the remaining payments shall be paid to the beneficiary’s estate or other legal representative.
     (d) No Duplication of Benefits. If the entire benefit due under this Section 10 is paid to Executive’s beneficiary (or a beneficiary’s estate), Employer shall not be obligated to pay any other benefits under this Agreement to anyone (including, without limitation, Executive’s estate or other legal representative).
     (e) Designation of Beneficiary. Executive may designate one or more beneficiaries to receive all or any portion of the benefits under this Section 10, by giving Employer a signed written notice of such designation on a form the Employer may provide. Executive may revoke or modify each such designation at any time by a further written designation. Any such beneficiary designation made by Executive shall be automatically revoked if the beneficiary dies before the death of Executive or, if the beneficiary is Executive’s spouse, if his marriage to that spouse is dissolved while they are both alive. If no beneficiary designation remains in effect when Executive dies, the beneficiary shall be the spouse of Executive, or if no spouse of Executive is then living, the beneficiary shall be Executive’s estate or other legal representative.
          11. Compliance with Rule 16b-3 of the Securities Exchange Act. Transactions under this Agreement are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Securities Exchange Act of 1934, as amended; and in all events the Plan shall be construed in accordance with Rule 16b-3. To the extent any provision of this Agreement or action by Employer or the Board fails to so comply, such provision or action shall be deemed null and void to the extent permitted by law and deemed advisable by the Board.

          12. Interpretation and Compliance with Code Section 409A. The captions at the head of a Section, subsection or a paragraph of this Agreement are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement. Except as provided in the following paragraph, this Agreement shall be construed according to the laws of the State of Minnesota without regard to its conflict of laws provisions.
          During the period between January 1, 2006, and December 31, 2006, Employer shall, operate and administer this Agreement in a manner that complies in good faith with Code Section 409A, Internal Revenue Service Notice 2005-1, the Proposed Regulations issued thereunder on October 4, 2005, and subsequent guidance issued under Code Section 409A, notwithstanding any contrary provisions of this Agreement. After December 31, 2006, this Agreement shall be operated and interpreted in a manner intended to comply with Code Section 409A and any Treasury Regulations issued thereunder.
          13. No Employer Obligation to Provide Life Insurance or Other Funding. Employer shall not be obligated under this Agreement to acquire or retain any insurance on Executive’s life, or provide or hold any other assets as funding or security for its performance under this Agreement. Executive’s rights under this Agreement shall not be contingent upon any purchase of insurance or other assets by Employer.
          However, Employer in its sole discretion may apply for and obtain, as owner and for its own benefit, insurance on the life of Executive, in such amounts and in such forms as Employer may choose. Executive shall not be entitled to any interest in any such policy or policies. However, at the request of Employer, Executive shall submit to medical examinations and supply such information and execute such documents as may be reasonably required by any insurance company or companies to whom Employer may have applied for insurance.
          The rights of Executive, or his beneficiary or their respective estates, to benefits under this Agreement shall be solely those of an unsecured creditor of Employer. Except to the limited extent provided in Section 8 (with respect to the Distribution Trust), any insurance policy or other asset acquired by or held by Employer with respect to Employer’s obligations under this Agreement shall not be treated as held under any trust for the benefit of Executive, his beneficiary or their respective estates, or as security for the performance of any obligations of Employer under this Agreement. Any such asset of Employer shall be and remain a general, unpledged and unrestricted asset of Employer.
          14. No Assignment of Benefits. Neither Executive nor any beneficiary shall have any right to assign, pledge or otherwise transfer any right to receive benefits under this Agreement or the Distribution Trust. No creditor of Executive (or of any beneficiary) shall have any right to garnish or otherwise attach any such benefits. In the event of any attempted assignment, pledge or other transfer, or attempted garnishment or attachment by a creditor, Employer shall have no further liability under this Agreement. Notwithstanding the foregoing, all or any portion of Executive’s benefits under this Agreement and the Distribution Trust may be assigned to his former spouse by a qualified domestic relations order (as defined in Section 414(p) of the Code).
          15. Withholding of Income Taxes; Employer “Gross-up” Payment for FICA taxes. Employer shall deduct, from any payments made under this Agreement, any Federal or state income taxes required by law to be withheld from those payments; provided, however, that Employer shall pay:

     (a) to the Internal Revenue Service, Executive’s share of the FICA taxes imposed on the Deferred Incentive Benefit under Code Section 3101 (or any successor section) for each taxable period in which Units are granted to Executive (or any later time permitted under Section 3121(v) of the Code); and
     (b) to Executive the estimated amount of income taxes imposed on Executive as a result of Employer’s payment of such FICA taxes, assuming a marginal income tax rate of 45%, less any income tax withholding amount required to be remitted by Employer to any tax authority with respect to the payments described in clauses (a) and (b) of this paragraph.
          16. Entire Agreement. With respect to the terms expressed herein, this Agreement and the attached trust agreement shall supersede any and all prior agreements between Executive and Employer; and this Agreement contains the entire agreement of the parties hereto with respect to the matters expressed herein.
          17. Amendment. This Agreement may be amended only by a written instrument executed by Employer and Executive.
          18. Form of Communication. Any notice, request, claim or other communication required or permitted to be made under this Agreement shall be made in writing and in a form, if any, as Employer shall have prescribed. Any such communication shall be effective upon mailing, if sent by first class mail, postage prepaid and, if sent to Employer, addressed to the Employer at its principal business office, which is currently located at 2915 Waters Road, Suite 108, Eagan, Minnesota 55121; and, if sent to Executive, addressed to his principal residence as shown on the records of Employer.
          19. Binding Agreement. Except as otherwise provided herein, the provisions of this Agreement shall be binding upon Executive and Employer and their respective successors; and any of their permitted assigns, heirs, executors and beneficiaries, as applicable.
          20. Employment Not Guaranteed. Neither this Agreement nor any action taken hereunder shall be deemed to give Executive the right to be retained as an employee or officer of Employer.
          21. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision hereof, except by a written instrument executed by the party charged with waiver or estoppel.
          22. Attorneys’ Fees. In the event that any dispute between the parties concerning this Agreement leads to legal action, the prevailing party shall be entitled to reimbursement by the other party for all its costs and expenses incurred in such action, including, without limitation, such party’s reasonable attorneys’ fees.
IN WITNESS WHEREOF, Executive has executed this Deferred Equity Incentive Agreement, and Employer has caused it to be executed by its duly authorized representative, on the day and year first above written.

HYPERTENSION DIAGNOSTICS, INC.

Mark N. Schwartz	Kenneth W. Brimmer
Chairman of the Compensation Committee